Exhibit 99.1
Indivior Announces Further Changes to Board of Directors

Richmond, VA, March 4, 2025 - Indivior PLC (NASDAQ / LSE: INDV) ("Indivior" or the "Company") today announced that, further to the announcement on December 17, 2024 of certain Director arrangements agreed with Oaktree Capital Management L.P. ("Oaktree"), which advises certain funds that own ordinary shares of Indivior, the announcement on January 28, 2025 of the appointment of Dr. David Wheadon as Chair of the Company, the announcement on February 3, 2025 of the appointment of Daniel Ninivaggi as an Independent Non-Executive Director of the Company, and the announcement on February 27, 2025 of the appointment of Joe Ciaffoni as Chief Executive Officer of the Company, and following further discussions with Oaktree, the Company has agreed to make certain further changes to its Board of Directors (the "Board"):

•The Company will reduce the size of its Board to seven directors as of the 2025 Annual General Meeting (“AGM”), each of whom will stand for re-election at the upcoming AGM;
•Consistent with the Company’s switch to a US primary listing in 2024, Peter Bains and Jo LeCouilliard have decided not to stand for re-election at the AGM;
•Robert Schriesheim has stepped down as an Independent Non-Executive Director effective from March 2, 2025;
•The Company will commence a search for one new Independent Non-Executive Director, the identity of whom shall be subject to Oaktree’s approval, and whose appointment shall be confirmed by July 1, 2025, failing which Oaktree will have the ability to nominate a further Non-Executive Director to the Board. This will bring the number of directors to eight after the AGM;
•Daniel Ninivaggi will be appointed Chair of the Nomination Committee, effective March 10, 2025;
•Barbara Ryan will succeed Jo LeCouilliard as Chair of the Compensation Committee, effective from the end of the AGM; and
•The Company’s Operational Committee will be discontinued.

Dr David Wheadon, Chair said, “Peter Bains, Jo LeCouilliard and Rob Schriesheim have been unswerving in their support of bringing needed therapeutic interventions to patients suffering from Opioid Use Disorder. I sincerely thank them for the service they have given to Indivior”.

In connection with these changes, Indivior and Oaktree have entered into an amended and restated Relationship Agreement, which contains, among other items, customary obligations and undertakings of mutual support.

 About Indivior
Indivior is a global pharmaceutical company working to help change patients' lives by developing medicines to treat substance use disorders (SUD). Our vision is that all patients around the world will have access to evidence-based treatment for the chronic conditions and co-occurring disorders of SUD. Indivior is dedicated to transforming SUD from a global human crisis to a recognized and treated chronic disease. Building on its global portfolio of OUD treatments, Indivior has a pipeline of product candidates designed to expand on its heritage in this category. Headquartered in the United States in Richmond, VA, Indivior employs over 1,000 individuals globally and its portfolio of products is available in over 30 countries worldwide. Visit www.indivior.com to learn more. Connect with Indivior on LinkedIn by visiting www.linkedin.com/company/indivior.

Investor Enquiries:

Jason Thompson
VP, Investor Relations
Indivior PLC
+1 804 402 7123
jason.thompson@indivior.com

Tim Owens

Director, Investor Relations Indivior PLC
+1 804 263 3978
timothy.owens@indivior.com

Media Enquiries:

For Indivior:

Jonathan Sibun
Teneo
+44 (0)20 7353 4200
Indivior@teneo.com

U.S. Media Inquiries

+1 804 594 0836
Indiviormediacontacts@indivior.com

For Oaktree:

John Christiansen / Monique Sidhom / Suzanne Byowitz
FGS Global
Oaktree@fgsglobal.com